EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Company Contact:	Robert B. McKnight, Jr. Chairman & CEO Steven L. Brink Chief Financial Officer (714) 889-2200

	Investor Relations:	James Palczynski/Chad A. Jacobs Integrated Corporate Relations (203) 222-9013

QUIKSILVER, INC. REPORTS RECORD 2004 THIRD QUARTER
OPERATING RESULTS

— Consolidated Revenues Increase 34% —
— Earnings Per Share increase 52% to $0.32 —

     HUNTINGTON BEACH, CALIFORNIA, SEPTEMBER 9, 2004 — Quiksilver, Inc. (NYSE:ZQK) today announced record operating results for the third quarter ended July 31, 2004.

     Consolidated revenues for the third quarter of fiscal 2004 increased 34% to $337.9 million as compared to fiscal 2003 third quarter consolidated revenues of $251.5 million. Consolidated net income for the third quarter of fiscal 2004 increased 64% to $19.5 million as compared to $11.9 million. Third quarter fully diluted earnings per share was $0.32 versus $0.21 for the third quarter of fiscal 2003.

     Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “We are very pleased with our accomplishments during the third quarter. This represents our 11th consecutive quarter of exceeding expectations and further highlights our excellent track record of generating strong and consistent financial results. Our business trends are solid, and we are encouraged about our prospects for the future.”

     Revenues in the Americas increased 37% during the third quarter of fiscal 2004 to $187.9 million as compared to fiscal 2003 third quarter revenues of $137.4 million. As measured in U.S. dollars and reported in the financial statements, European revenues increased 23% during the third quarter of fiscal 2004 to $115.4 million as compared to fiscal 2003 third quarter European revenues of $93.9 million. As measured in euros, European revenues increased 17% for those same periods. Asia/Pacific revenues increased 67% to $33.1 million in the third quarter of fiscal 2004 compared to $19.8 million in the third quarter of 2003. As measured in Australian dollars, Asia/Pacific revenues increased 56%.

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2004 Third Quarter
September 9, 2004 — Page 2

     Mr. McKnight continued, “The feedback regarding our Spring lines at recent trade shows around the world, including MAGIC in the U.S. and ASR in Europe, was very positive and reflects our ongoing commitment to develop the best product in the market. We believe that our merchandise is trend right and underscores our status as the dominant lifestyle company for kids and young adults around the world.”

     The Company also confirmed its expectations for the fourth quarter fiscal ending October 31, 2004 that revenues will range between $315 million and $320 million, and diluted earnings per share will range between $0.36 and $0.37. For the full fiscal year, revenues are expected to range between $1.23 billion and $1.24 billion with diluted earnings per share ranging from $1.31 to $1.32.

     Consolidated inventories increased 8% to $171.6 million at July 31, 2004 from $159.5 million at July 31, 2003. Consolidated trade accounts receivable increased 25% to $271.4 million at July 31, 2004 from $217.9 million at July 31, 2003. Average days sales outstanding decreased by approximately four days compared to the third quarter of the prior year, while inventories grew 5% in constant dollars.

     “This first quarter with DC Shoes included in our results was truly exceptional. Congratulations to all of our people around the world not only for the quarterly results, but for the tremendous spirit in which we’ve integrated DC into our company,” Bernard Mariette, President of Quiksilver, Inc., commented. “We’re very impressed by the way that Ken Block, Damon Way and their DC team are already contributing to the development of Quiksilver footwear. We can see the synergies of working together happening faster than we could have expected.”

     Mr. McKnight concluded, “Our continued success is really a function of continuing to adhere to a few key disciplines: great product; careful brand management; a healthy philosophy regarding growth; and a strategic development plan designed to enhance each part of our business. Also fundamental to our consistency is the diversification of our company and the continuity of our management teams. We remain focused on further leveraging our leadership position in the industry and fully capitalizing on the many opportunities that lie ahead.”

2004 Third Quarter
September 9, 2004 — Page 3

About Quiksilver:

     Quiksilver designs, produces and distributes clothing, accessories and related products for young-minded people and develops brands that represent a casual lifestyle–driven from a boardriding heritage. Quiksilver’s authenticity is evident in its innovative products, events and retail environments across the globe.

     Quiksilver’s primary focus is apparel, footwear and related accessories for young men and young women under the Quiksilver, Roxy, DC Shoes, Raisins, and Radio Fiji labels. Quiksilver also manufactures apparel, footwear and related accessories for boys (Quiksilver Boys and Hawk Clothing), girls (Roxy Girl, Teenie Wahine and Raisins Girls), men (Quiksilveredition and Fidra) and women (Leilani swimwear), as well as snowboards, snowboard boots and bindings under the Lib Technologies, Gnu, DC Shoes, Roxy and Bent Metal labels. Quiksilver’s products are sold throughout the world, primarily in surf shops, skate shops and other specialty stores that provide an authentic retail experience for our customers.

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Safe Harbor Language

This Press Release contains forward-looking statements. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward Looking Statements” in Quiksilver’s Annual Report on Form 10-K.

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NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at http://www.quiksilver.com, http://www.roxy.com,
http://www.dcshoecousa.com, http://www.fidragolf.com, http://www.quiksilveredition.com and http://www.hawkclothing.com

2004 Third Quarter
September 9, 2004 — Page 4

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended July 31,
In thousands, except per share amounts	2004	2003
Revenues	$337,930	$251,498
Cost of goods sold	187,523	144,369

Gross profit	150,407	107,129
Selling, general and administrative expense	118,864	85,684

Operating income	31,543	21,445
Interest expense	1,498	2,232
Foreign currency (gain) loss	(28)	801
Other expense	392	146

Income before provision for income taxes	29,681	18,266
Provision for income taxes	10,151	6,348

Net income	$19,530	$11,918

Net income per share	$0.33	$0.22

Net income per share, assuming dilution	$0.32	$0.21

Weighted average common shares outstanding	58,386	55,077

Weighted average common shares outstanding, assuming dilution	60,813	57,567

2004 Third Quarter
September 9, 2004 — Page 5

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended July 31,
In thousands, except per share amounts	2004	2003
Revenues	$916,651	$705,788
Cost of goods sold	505,532	398,568

Gross profit	411,119	307,220
Selling, general and administrative expense	318,246	235,483

Operating income	92,873	71,737
Interest expense	4,563	6,455
Foreign currency loss	2,059	1,616
Other expense	901	410

Income before provision for income taxes	85,350	63,256
Provision for income taxes	28,856	22,140

Net income	$56,494	$41,116

Net income per share	$1.00	$0.76

Net income per share, assuming dilution	$0.95	$0.73

Weighted average common shares outstanding	56,730	53,827

Weighted average common shares outstanding, assuming dilution	59,168	56,244

2004 Third Quarter
September 9, 2004 — Page 6

CONSOLIDATED BALANCE SHEETS (Unaudited)

	July 31, 2004	October 31, 2003
Amounts in thousands
ASSETS
Current assets:
Cash and cash equivalents	$45,389	$27,866
Trade accounts receivable, less allowance for doubtful accounts of $11,248 (2004) and $8,700 (2003)	271,399	224,418
Other receivables	11,086	7,617
Inventories	171,639	146,440
Deferred income taxes	22,350	17,472
Prepaid expenses and other current assets	13,871	9,732

Total current assets	535,734	433,545
Fixed assets, net	111,690	99,299
Intangibles, net	114,962	65,577
Goodwill	131,328	98,833
Deferred income taxes	3,381	1,984
Other assets	11,793	8,732

Total assets	$908,888	$707,970

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Lines of credit	$5,190	$20,951
Accounts payable	97,818	64,537
Accrued liabilities	54,069	41,759
Current portion of long-term debt	9,880	8,877
Income taxes payable	14,443	10,796

Total current liabilities	181,400	146,920
Long-term debt	176,716	114,542

Total liabilities	358,116	261,462
Stockholders’ equity:
Preferred stock	—	—
Common stock	599	570
Additional paid-in capital	197,335	155,310
Treasury stock	(6,778)	(6,778)
Retained earnings	334,048	277,554
Accumulated other comprehensive income	25,568	19,852

Total stockholders’ equity	550,772	446,508

Total liabilities & stockholders’ equity	$908,888	$707,970

2004 Third Quarter
September 9, 2004 — Page 7

Information related to geographic segments is as follows:

	Three Months Ended July 31,
Amounts in thousands	2004	2003
Revenues:
Americas	$187,880	$137,366
Europe	115,436	93,852
Asia/Pacific	33,108	19,775
Corporate Operations	1,506	505

	$337,930	$251,498

Gross Profit:
Americas	$75,286	$52,048
Europe	58,194	45,612
Asia/Pacific	16,254	8,964
Corporate Operations	673	505

	$150,407	$107,129

SG&A Expense:
Americas	$52,676	$38,354
Europe	44,898	33,863
Asia/Pacific	12,442	8,340
Corporate Operations	8,848	5,127

	$118,864	$85,684

Operating Income:
Americas	$22,610	$13,694
Europe	13,296	11,749
Asia/Pacific	3,812	624
Corporate Operations	(8,175)	(4,622)

	$31,543	$21,445